 Exhibit 99.1

Rosetta Resources Inc. Announces 2013 First Quarter Financial and Operational Results

•	Increased total daily production by 39 percent versus 2012 and 6 percent quarter-over-quarter

•	Achieved 54 percent growth in Eagle Ford production with 70 percent growth in daily oil production versus 2012

•	Announced entry into Permian’s Delaware Basin and raised over $1 Billion in capital

HOUSTON, May 6, 2013 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported first quarter 2013 net income of $53.5 million, or $1.01 per diluted share, versus net income of $22.3 million, or $0.42 per diluted share, for the same period in 2012.  Adjusted net income (non-GAAP) for the quarter was $62.5 million, or $1.18 per diluted share, excluding an unrealized loss on derivatives of $14.0 million, or $9.0 million after-tax, versus $0.64 per diluted share in 2012. The income increase was due to production growth and a higher liquids mix.  A summary of the adjustments made to calculate adjusted net income is included in the attached “Non-GAAP Reconciliation Disclosure” table.

“Rosetta’s first quarter results reflect a strong start in 2013 with record levels of production.  We will continue to focus on efficient operational execution as we further expand the development of our Eagle Ford program,” said Jim Craddock, Rosetta’s Chairman, CEO and President.  “Rosetta will also add significant oil-rich capital project inventory from our pending entry into the Permian Basin which will be our second core area.  With an anticipated close date on or before May 14, Rosetta will work to quickly integrate these assets and move forward with our development program.  We are well-positioned to continue to deliver double-digit production growth and competitive returns to our shareholders in the years ahead.”

2013 First Quarter Results

Rosetta’s total production for the quarter averaged an all-time record of 47.0 thousand barrels of oil equivalent per day (“MBoe/d”), up 39 percent from the same period in 2012 and 6 percent from the prior quarter.  The increase was a result of continued production growth from the Eagle Ford assets.  Oil production was 12.4 thousand barrels (“MBbls”) per day, an increase of 67 percent from the prior year and 6 percent over the fourth quarter daily production rate.  Oil and natural gas liquids (“NGLs”) production both reached all-time high levels for the quarter.  Total production for the quarter was 62 percent liquids, up from 52 percent in 2012.  A summary of the Company’s production results and average sales prices by commodity is included in the attached “Summary of Operating Data” table.

For the first quarter of 2013, commodity revenues, excluding derivatives, were $190.1 million compared to $130.4 million for the same period in 2012.  First quarter revenues including realized derivatives were $192.1 million in 2013 and $132.4 million in 2012.  During the period, 56 percent of revenue was generated from crude and condensate sales, including the effects of realized derivatives, as compared to 47 percent a year ago.

Lease operating expense (“LOE”) for the first quarter decreased by four percent from the prior year and by 17 percent versus fourth quarter 2012, on a per-unit basis.  LOE includes the cost of direct LOE, workovers, insurance, and ad valorem tax.  Production growth from the Eagle Ford more than offset the absolute increase in operating costs resulting from higher volumes.  The Company’s first quarter total cash costs, including interest expense, declined by 10 percent on a per-unit basis from the prior year.  A summary of the Company’s production, average prices and operating costs on a per-unit basis is included in the attached “Summary of Operating Data” table.

Operational Update

In the first quarter of 2013, Rosetta made capital investments of approximately $161 million, drilling 24 gross wells with a 100 percent success rate and completing 17 wells.  The Company operated five to six rigs in the Eagle Ford area during the quarter.  At the end of the quarter, 38 drilled wells were awaiting completion.

The following table details Rosetta's Eagle Ford gross well completion activity by area:

As of March 31, 2013	1Q 2013 Completed	Completed To Date	Drilled Awaiting Completion
Gates Ranch	12	108	21
Briscoe Ranch	0	4	7
Karnes Trough	0	17	7
Central Dimmit	4	9	2
Lopez	0	0	1
Encinal	0	4	0
Eagle Ford	16	142	38

Since beginning operations in the Eagle Ford area, Rosetta has completed 142 horizontal Eagle Ford wells as of March 31, 2013. Approximately 86 percent of the Company’s identified Eagle Ford inventory locations remain to be drilled and completed.

Rosetta currently plans to drill 75 to 80 wells and complete 60 to 65 Eagle Ford wells during 2013.  During the second quarter of 2013, the Company expects to complete 15 to 20 Eagle Ford wells and continue to operate five to six rigs in the play, including two to three rigs in the Gates Ranch area.

Permian Basin Acquisition Update

On March 15, Rosetta announced plans to acquire Permian Basin assets from Comstock Resources, Inc. for a purchase price of approximately $768 million, subject to customary closing adjustments. The transaction is effective as of January 1, 2013 and is expected to close on or before May 14, 2013.

On April 15, the Company announced debt and equity offerings to secure approximately $1.0 billion for use in funding the transaction and for other corporate purposes.  In late April, Rosetta successfully completed its public offering of 8,050,000 shares of common stock securing net proceeds of approximately $329 million.  On May 2, the Company successfully completed the issuance of $700 million in aggregate principal amount of 5.625% Senior Notes due in 2021.

Financing and Derivatives Update

As of March 31, 2013, the Company had borrowed $265 million under Rosetta’s Senior Revolving Credit Facility (“Credit Facility”), which included a $38.4 million deposit for the purchase of the Permian Basin Assets.  As previously announced on April 15, the Company amended its Credit Facility increasing the borrowing base from $625 million to $800 million.  Net proceeds received from the equity offering were used to repay outstanding indebtedness under the Credit Facility.  As of May 1, 2013, Rosetta had no borrowings outstanding with $800 million available for borrowing under the Credit Facility.

During April, Rosetta executed additional derivative transactions for 2013, 2014 and 2015 gas production.  The attached “Derivatives Summary” table outlines the Company’s overall commodity derivatives position as of April 30, 2013.

2013 Outlook

On April 15, Rosetta announced 2013 guidance updates for capital, production, and expenses that include the acquisition of the Permian Basin assets currently expected to close on or before May 14, 2013.  The Company is reaffirming all previously announced guidance ranges contingent upon closing of the pending acquisition.

Rosetta’s 2013 capital guidance range of $840–$900 million remains unchanged from the previous estimate.  The 2013 capital program is based on a five to six-rig program in South Texas and a Delaware Basin program with three rigs increasing to six rigs during the year.  Based on the current capital guidance, Rosetta reiterates the full year average daily production range from 51–55 MBoe/d or approximately 40 percent year-over-year production growth.  The projected 2013 exit rate is anticipated to range from 56–60 MBoe/d, including oil and total liquids production of 16–19 MBbls per day and 35–38 MBoe/d, respectively.  A summary of the Company's cost per unit expense guidance for full year 2013 is outlined in the attached "Summary of Expense Guidance" table.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in the United States of America.  The Company holds a leading position in the Eagle Ford area in South Texas, one of the nation's largest unconventional resource plays.  Rosetta is based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding completion of the proposed acquisition, drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties, including the risk that the transaction with Comstock may not close, and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil, liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas, as well as in new areas as a result of the Comstock transaction; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain and hire skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; the Company’s ability to integrate the newly acquired assets and operations, including the assets to be acquired from Comstock; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); changes in commodity prices that were not anticipated in the acquisition of the assets and operations from Comstock; industry trends; and other factors detailed in the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but are not yet classified as “proved reserves” under SEC definitions. We use the term "net risked resources" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of net risked resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company.  Estimates of net risked resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Investor Contact:

Don O. McCormack
Vice President, Treasurer and Chief Accounting Officer
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	March 31, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,677	$36,786
Accounts receivable, net	106,783	103,828
Derivative instruments	2,768	14,437
Prepaid expenses	8,539	5,742
Deferred income taxes	16,470	311
Other current assets	1,454	1,456
Total current assets	146,691	162,560

Oil and natural gas properties using the full cost method of accounting:
Proved properties	2,948,072	2,829,431
Unproved/unevaluated properties, not subject to amortization	125,494	95,540
Gathering systems and compressor stations	118,519	104,978
Other fixed assets	19,270	16,346
	3,211,355	3,046,295
Accumulated depreciation, depletion and amortization, including impairment	(1,852,665)	(1,808,190)
Total property and equipment, net	1,358,690	1,238,105
Other assets:
Deferred loan fees	7,162	7,699
Derivative instruments	4,350	6,790
Other long-term assets	38,663	262
Total other assets	50,175	14,751
Total assets	$1,555,556	$1,415,416

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,451	$1,874
Accrued liabilities	107,996	120,336
Royalties and other payables	66,113	61,637
Total current liabilities	176,560	183,847
Long-term liabilities:
Derivative instruments	-	563
Long-term debt	465,000	410,000
Deferred income taxes	52,353	10,086
Other long-term liabilities	7,188	6,921
Total liabilities	701,101	611,417

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2013 or 2012	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 53,635,966 shares and 53,145,853 shares at March 31, 2013 and December 31, 2012, respectively	53	53
Additional paid-in capital	833,685	830,539
Treasury stock, at cost; 707,401 and 581,717 shares at March 31, 2013 and December 31, 2012, respectively	(23,735)	(17,479)
Accumulated other comprehensive income (loss)	23	(63)
Retained earnings (Accumulated deficit)	44,429	(9,051)
Total stockholders' equity	854,455	803,999
Total liabilities and stockholders' equity	$1,555,556	$1,415,416

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues:
Oil sales	$110,052	$62,970
NGL sales	46,461	43,760
Natural gas sales	33,576	23,689
Derivative instruments	(11,969)	(15,961)
Total revenues	178,120	114,458
Operating costs and expenses:
Lease operating expense	11,174	8,501
Treating and transportation	15,087	11,998
Production taxes	5,392	3,228
Depreciation, depletion and amortization	44,630	32,899
General and administrative costs	15,532	17,291
Total operating costs and expenses	91,815	73,917
Operating income	86,305	40,541

Other expense (income):
Interest expense, net of interest capitalized	6,069	5,461
Interest income	-	(2)
Other (income) expense, net	(30)	113
Total other expense	6,039	5,572

Income before provision for income taxes	80,266	34,969
Income tax expense	26,786	12,672
Net income	$53,480	$22,297

Earnings per share:
Basic	$1.01	$0.43
Diluted	$1.01	$0.42

Weighted average shares outstanding:
Basic	52,733	52,399
Diluted	53,081	52,810

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$53,480	$22,297
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	44,630	32,899
Deferred income taxes	26,060	12,672
Amortization of deferred loan fees recorded as interest expense	538	478
Stock-based compensation expense	2,664	5,423
Derivative instruments	13,971	17,952
Change in operating assets and liabilities:
Accounts receivable	(2,955)	9,318
Prepaid expenses	771	(367)
Other current assets	-	296
Long-term assets	(1)	(10)
Accounts payable	577	471
Accrued liabilities	(1,306)	(27,655)
Royalties and other payables	4,476	16
Other long-term liabilities	(1,266)	(79)
Net cash provided by operating activities	141,639	73,711
Cash flows from investing activities:
Deposit on Permian acquisition	(38,400)	-
Additions to oil and gas assets	(175,849)	(127,981)
Disposals of oil and gas assets	(2,651)	65,624
Net cash used in investing activities	(216,900)	(62,357)
Cash flows from financing activities:
Borrowings on Credit Facility	140,000	50,000
Payments on Credit Facility	(85,000)	(50,000)
Proceeds from stock options exercised	408	387
Purchases of treasury stock	(6,256)	(5,700)
Net cash provided by (used in) financing activities	49,152	(5,313)

Net (decrease) increase in cash	(26,109)	6,041
Cash and cash equivalents, beginning of period	36,786	47,050
Cash and cash equivalents, end of period	$10,677	$53,091

Supplemental disclosures:
Capital expenditures included in accrued liabilities	$77,867	$64,649

 Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended March 31,
	2013	2012	% Change Increase/ (Decrease)
Daily production by area (Boe/d):
Eagle Ford	46,839	30,414	54%
Lobo	-	2,554	(100%)
Other	159	860	(82%)
Total (Boe/d)	46,998	33,828	39%

Daily production:
Oil (Bbls/d)	12,421	7,443	67%
NGLs (Bbls/d)	16,543	9,994	66%
Natural Gas (Mcf/d)	108,205	98,351	10%
Total (Boe/d)	46,998	33,828	39%

Average sales prices:
Oil, excluding derivatives ($/Bbl)	$98.45	$92.97	6%
Oil, including realized derivatives ($/Bbl)	96.55	92.81	4%
NGL, excluding derivatives ($/Bbl)	31.20	48.12	(35%)
NGL, including realized derivatives ($/Bbl)	32.92	45.49	(28%)
Natural gas, excluding derivatives ($/Mcf)	3.45	2.65	30%
Natural gas, including realized derivatives ($/Mcf)	3.61	3.15	15%
Total (excluding realized derivatives) ($/Boe)	$44.94	$42.37	6%
Total (including realized derivatives) ($/Boe)	$45.41	$43.01	6%

Average costs (per Boe):
Direct LOE	$1.97	$1.89	4%
Workovers	0.08	(0.07)	214%
Insurance	0.05	0.12	(58%)
Ad valorem tax	0.54	0.82	(34%)
Treating and Transportation	3.57	3.90	(8%)
Production taxes	1.27	1.05	21%
DD&A	10.55	10.69	(1%)
G&A, excluding stock-based compensation	3.04	3.86	(21%)
Interest expense	1.43	1.77	(19%)

Rosetta Resources Inc.
Derivatives Summary
Status as of April 30, 2013

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor Prices	Ceiling Prices
Product	Period	Instrument	Bbl	per Bbl	per Bbl
Crude oil	2013	Costless Collar	7,750	80.16	115.71
Crude oil	2014	Costless Collar	3,000	83.33	109.63

Crude oil	2013	Swap	3,000	95.72
Crude oil	2014	Swap	5,000	93.06

			Notional Daily
	Settlement	Derivative	Volume	Fixed Prices
Product	Period	Instrument	Bbl	per Bbl
NGLs	2013	Swap	7,500	41.96	(Includes Ethane)
NGLs	2014	Swap	5,000	40.64	(Includes Ethane)

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor/Fixed Prices	Ceiling Prices
Product	Period	Instrument	MMBtu	per MMBtu	per MMBtu
Natural gas	2013	Costless Collar	30,000	3.50	4.93
Natural gas	2014	Costless Collar	30,000	3.50	4.93
Natural gas	2015	Costless Collar	30,000	3.50	5.11

Natural gas	2013	Swap	30,000	4.11
Natural gas	2014	Swap	30,000	4.07
Natural gas	2015	Swap	40,000	4.18

 Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure
(In thousands, except per share amounts)

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three months ended March 31, 2013 and March 31, 2012.  Adjusted net income eliminates the unrealized derivative activity from our financial commodity derivative transactions that affect the comparability of operating results and the related tax effects.  The Company uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three months ended March 31,
	2013	2012
Net income (GAAP)	$53,480	$22,297
Unrealized derivative (gain) loss	13,971	17,952
Tax benefit of MTM derivative (gain) loss	(4,978)	(6,477)
Adjusted net income (Non-GAAP)	$62,473	$33,772

Net income per share (GAAP)
Basic	$1.01	$0.43
Diluted	1.01	0.42

Adjusted net income per share (Non-GAAP)
Basic	$1.18	$0.64
Diluted	1.18	0.64

Rosetta Resources Inc.
Summary of Expense Guidance – Pro Forma Acquisition
(Average Costs per Boe)

	2013 Full Year
Direct Lease Operating Expense	$2.55	-	$2.80
Workover Expenses	0.01	-	0.01
Insurance	0.10	-	0.11
Ad Valorem Tax	0.72	-	0.80
Treating and Transportation	3.85	-	4.25
Production Taxes	1.50	-	1.65
DD&A	11.95	-	13.15
G&A, excluding Stock-Based Compensation	3.30	-	3.65
Interest Expense	1.60	-	1.75